Exhibit 12


                    THE COCA-COLA COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In millions except ratios)

                    Three Months
                       Ended                    Year Ended December 31,
                     March 31,    ---------------------------------------------
                       1994         1993     1992      1991      1990     1989
                    ------------  -------- --------- --------  -------- -------
Earnings:

 Income from
  continuing
  operations
  before income
  taxes and
  changes in
  accounting
  principles           $ 760     $ 3,185   $2,746    $2,383   $2,014    $1,764

 Fixed charges            51         213      207       222      255       326

 Less capitalized
  interest, net           (1)        (16)     (10)       (8)      (8)       (7)

  Equity income,
  net of dividends         --        (35)     (30)      (16)     (94)      (55)
                       ------    --------  -------   -------  -------   -------

  Adjusted earnings    $ 810     $ 3,347   $2,913    $2,581   $2,167    $2,028
                       ======    ========  =======   =======  =======   =======

Fixed Charges:

 Gross interest
  incurred             $  44     $   184   $  181    $  200   $  238    $  315

 Interest portion
  of rent expense          7          29       26        22       17        11
                       ------    --------  -------   ------   -------   -------

 Total fixed charges   $  51     $   213   $  207    $  222   $  255    $  326
                       ======    ========  =======   =======  =======   =======

 Ratios of earnings
  to fixed charges      15.9        15.7     14.1      11.6      8.5       6.2
                       ======    ========  =======   =======  =======   =======

The Company is contingently liable for guarantees of indebtedness of independent bottling companies and others (approximately $143 million at March 31, 1994). Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.
